Exhibit 99.1

Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES

SECOND QUARTER 2007 RESULTS

Irvine, California – July 25, 2007 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its second quarter ended June 30, 2007.

For the quarter ended June 30, 2007, UPFC reported income of $4.6 million from continuing operations, compared with income of $6.7 million for the same period a year ago. Interest income increased 18% to $57.1 million for the quarter ended June 30, 2007 from $48.2 million for the same period a year ago. UPFC reported income of $0.28 per diluted share from continuing operations for the quarter ended June 30, 2007 compared to $0.35 per diluted share for the same period a year ago.

For the six months ended June 30, 2007, UPFC reported income of $7.7 million from continuing operations, compared to income of $13.5 million for the same period a year ago. Interest income increased 20% to $110.3 million for the six months ended June 30, 2007 from $92.3 million for the same period a year ago. UPFC reported income of $0.46 per diluted share from continuing operations for the six months ended June 30, 2007 compared to $0.71 per diluted share for the same period a year ago.

UPFC purchased $167.8 million of automobile contracts during the second quarter of 2007, compared with $148.5 million during the same period a year ago, representing a 13% increase. Automobile contracts outstanding totaled $918.6 million at June 30, 2007, compared with $768.0 million at June 30, 2006, representing a 20% increase. During the second quarter of 2007, UPFC opened 7 new auto finance branches bringing its total to 144 branches in 35 states.

UPFC began to originate and service loans during the second quarter of 2007 into the states of West Virginia and Connecticut from the newly created Business Operations Unit in Dallas, Texas. The plan is to eventually expand operations into additional three states of Arkansas, Nebraska and Maine through the Business Operations Unit. UPFC currently has no branch presence in these five states.

The decrease in income from continuing operations for the second quarter of 2007 compared to the second quarter of 2006 primarily reflects the following:

•

Interest income increased 18% to $57.1 million from $48.2 million due primarily to the increase in average loans of $150.5 million as a result of the purchase of additional automobile contracts in existing and new markets consistent with the planned growth of these operations.

•

Interest expense increased 38% to $11.6 million from $8.4 million primarily due to the growth in the loan portfolio and higher market interest rates, coupled with the pay down of lower priced securitizations. As a result, net interest margin decreased from 82.6% for the quarter ended June 30, 2006 to 79.7% for the quarter ended June 30, 2007.

•

Provision for loan losses increased during the quarter due to a larger loan portfolio and an increase in the annualized charge-off rate to 5.04% from 3.94% for the same period a year ago. The two major factors that have impacted our charge-off rate are the change in the bankruptcy law which took effect in late 2005 and elevated gasoline prices.

•

Non-interest expense as a percentage of average loans increased to 10.87% from 10.27% for the same period a year ago primarily as a result of higher costs associated with collection activity and continued investment in infrastructure.

During the quarter ended June 30, 2007, UPFC repurchased 281,815 shares of its common stock under its publicly announced share repurchase program at an average price of $13.95 per share for an aggregate purchase price of $3.9 million. The share repurchase program has reduced the percentage of outstanding shares by 5.9% to 15,732,192 at June 30, 2007 from 16,713,838 at December 31, 2006.

Securitizations

On June 14, 2007, the Company completed its 2007A securitization for $250 million. The securitization had three sequential pay tranches as follows: $54,000,000 Class A-1 5.33%, $97,000,000 Class A-2 5.53%, and $99,000,000 Class A-3 5.95%. The following table lists each of UPFC’s securitizations as of June 30, 2007:

Issue Number	Issuance Date	Maturity Date(1)	Original Balance	Remaining Balance at June 30, 2007
(Dollars in thousands)
2004A	September 22, 2004	September 2010	$420,000	$41,956
2005A	April 14, 2005	December 2010	$195,000	$48,186
2005B	November 10, 2005	August 2011	$225,000	$87,397
2006A	June 15, 2006	May 2012	$242,000	$142,394
2006B	December 14, 2006	August 2012	$250,000	$191,662
2007A	June 14, 2007	July 2013	$250,000	$250,000

		Total	$1,582,000	$761,595

(1)	Contractual maturity of the last maturity class of notes issued by the related securitization owner trust.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 144 branch offices in 35 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	June 30, 2007	December 31, 2006
Assets

Cash	$9,370	$8,389
Short term investments	5,619	19,905

Cash and cash equivalents	14,989	28,294
Restricted cash	80,814	67,987
Loans	873,561	774,075
Allowance for loan losses	(41,713)	(36,037)

Loans, net	831,848	738,038
Premises and equipment, net	6,583	5,034
Interest receivable	9,475	9,018
Other assets	29,149	31,118

Total assets	$972,858	$879,489

Liabilities and Shareholders’ Equity
Securitization notes payable	$761,595	$698,337
Warehouse line of credit	28,518	—
Accrued expenses and other liabilities	11,464	10,977
Junior subordinated debentures	10,310	10,310
Residual line of credit	5,183	—

Total liabilities	817,070	719,624

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,732,192 and 16,713,838 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	48,874	60,614
Retained earnings	106,914	99,251

Total shareholders’ equity	155,788	159,865

Total liabilities and shareholders’ equity	$972,858	$879,489

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2007	2006	2007	2006
Interest Income
Loans	$56,019	$47,514	$108,298	$91,032
Short term investments and restricted cash	1,036	711	1,981	1,297

Total interest income	57,055	48,225	110,279	92,329

Interest Expense
Securitization notes payable	8,551	5,695	17,751	11,632
Warehouse line of credit	2,763	2,488	3,866	3,882
Other interest expense	288	205	498	396

Total interest expense	11,602	8,388	22,115	15,910

Net interest income	45,453	39,837	88,164	76,419
Provision for loan losses	14,024	9,741	28,505	16,539

Net interest income after provision for loan losses	31,429	30,096	59,659	59,880

Non-interest Income
Redemption of preferred stock-investment in AirTime Technologies, Inc.	—	—	—	520
Other non-interest income	500	284	847	548

Total non-interest income	500	284	847	1,068

Non-interest Expense
Compensation and benefits	15,594	12,470	30,933	24,694
Occupancy	2,263	1,787	4,446	3,464
Other non-interest expense	6,345	4,761	12,356	10,139

Total non-interest expense	24,202	19,018	47,735	38,297

Income from continuing operations before income taxes	7,727	11,362	12,771	22,651
Income taxes	3,090	4,652	5,108	9,168

Income from continuing operations	4,637	6,710	7,663	13,483
Loss from discontinued operations, net of tax	—	—	—	(684)

Net income	$4,637	$6,710	$7,663	$12,799

Earnings (loss) per share-basic:
Continuing operations	$0.29	$0.38	$0.48	$0.77
Discontinued operations	—	—	—	(0.04)

Net income	$0.29	$0.38	$0.48	0.73

Weighted average basic shares outstanding	15,803	17,797	16,121	17,479

Earnings (loss) per share-diluted:
Continuing operations	$0.28	$0.35	$0.46	$0.71
Discontinued operations	—	—	—	(0.04)

Net income	$0.28	$0.35	$0.46	$0.67

Weighted average diluted shares outstanding	16,494	19,283	16,766	19,119

United PanAm Financial Corp. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2006	16,713,838	$60,614	$99,251	$159,865
Net income	—	—	7,663	7,663
Exercise of stock options, net	31,567	143	—	143
Tax effect of exercised stock options	—	112	—	112
Repurchase of common stock	(1,013,213)	(13,188)	—	(13,188)
Stock-based compensation expense	—	1,193	—	1,193

Balance, June 30, 2007	15,732,192	$48,874	$106,914	$155,788

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

	At or For the Three Months Ended		At or For the Six Months Ended
(Dollars and shares in thousands)	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Data
Contracts purchased	$167,807	$148,515	$335,447	$294,309
Contracts outstanding	$918,638	$767,961	$918,638	$767,961
Unearned acquisition discounts	$(45,077)	$(37,969)	$(45,077)	$(37,969)
Average loan balance	$893,174	$742,711	$865,254	$715,667
Unearned acquisition discounts to gross loans	4.91%	4.94%	4.91%	4.94%
Average percentage rate to borrowers	22.62%	22.70%	22.62%	22.70%

Loan Quality Data
Allowance for loan losses	$(41,713)	$(30,652)	$(41,713)	$(30,652)
Allowance for loan losses to gross loans net of unearned acquisition discounts	4.78%	4.20%	4.78%	4.20%
Delinquencies (% of net contracts)
31-60 days	0.53%	0.54%	0.53%	0.54%
61-90 days	0.20%	0.19%	0.20%	0.19%
90+ days	0.07%	0.09%	0.07%	0.09%

Total	0.80%	0.82%	0.80%	0.82%
Repossessions over 30 days past due (% of net contracts)	0.54%	0.44%	0.54%	0.44%
Annualized net charge-offs to average loans(1)	5.04%	3.94%	5.32%	4.23%

Other Data
Number of branches	144	119	144	119
Interest Income	$57,055	$48,225	$110,279	$92,329
Interest Expense	$11,602	$8,388	$22,115	$15,910
Net interest margin	$45,453	$39,837	$88,164	$76,419
Net interest margin as a percentage of interest income	79.67%	82.61%	79.95%	82.77%
Net interest margin as a percentage of average loans (1)	20.41%	21.51%	20.55%	21.53%
Non-interest expense to average loans (1)	10.87%	10.27%	11.13%	10.79%
Return on average assets from continuing operations (1)	1.97%	3.39%	1.68%	3.56%
Return on average shareholders’ equity	12.04%	15.99%	9.89%	16.62%
Consolidated capital to assets ratio	16.01%	20.79%	16.01%	20.79%

(1)	Quarterly and six month information is annualized for comparability with full year information.